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                                                    LIFE POLICIES

             REINSURANCE AND RETROCESSION AGREEMENT
                       (After July 1, 1996)


     This Retrocession Agreement (hereinafter "Agreement") is made and entered into on or as of the 30th day of June, 1996 (the "Closing Date") to be effective as of the 1st day of July, 1996 ("Effective Date") by and among:

     (i) American Combined Life Insurance Company, an Illinois insurance corporation (the "Ceding Company") and,
     (ii) Life Reassurance Corporation of America, a Connecticut insurance corporation (the "Reinsuring Company" or "Life Re");

and recites as follows:

     WHEREAS, the Ceding Company may become (pursuant to an Assignment Agreement (the "Assignment Agreement") between the Reinsuring Company and the Ceding Company) a party a retrocession agreement attached hereto as Exhibit A (the "COMBINED/Life Re Agreement"), pursuant to which the Ceding Company will then assume from Combined Insurance Company of America ("Combined") certain liabilities under the policies, certificates, forms and riders described in the Assignment Agreement and the COMBINED/Life Re Agreement which were written under policies issued by Union Fidelity Life Insurance Company ("UFLIC"); and

     WHEREAS, Ceding Company desires to retrocede to Reinsuring Company certain of the Ceding Company's Policy Liabilities (as defined in the reinsurance agreement between UFLIC and Combined) for credit life insurance business written on or after the Effective Date upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in the future Ceding Company will begin issuing credit life insurance policies and Ceding Company desires to reinsure certain of the Policy Liabilities of such business with Reinsuring Company; and

     WHEREAS, the Reinsuring Company desires to reinsure from the Ceding Company, on a coinsurance basis, certain of the Policy Liabilities (i) under the COMBINED/Life Re Agreement for business written by UFLIC on or after the Effective Date and (ii) for policies written directly by Ceding Company on or after the Effective Date.

     NOW THEREFORE, in consideration of the premises and mutual promises contained herein, the parties agree as follows:

1.   CESSION.

      (a) The Ceding Company hereby agrees to cede to Reinsuring Company, and the Reinsuring Company hereby agrees to assume from Ceding Company, on a coinsurance basis, the percentage of the Policy Liabilities set forth below for all of the business (i) to be reinsured by Ceding Company under the Assignment Agreement and the COMBINED/Life Re Agreement or (ii) to be written by Ceding Company, that will be reinsured or written on or after the Effective Date. The Reinsuring Company's coinsurance percentage is:

          (1) 100% of the credit life insurance Policy Liabilities that are retroceded by Reinsuring Company, directly or indirectly, to reinsurance companies that are owned by automobile dealers that originally produced the credit life insurance policies (the "Dealer Companies" and the "Dealer Business").


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          (2)  90% of the credit life insurance Policy Liabilities that are not retroceded by Reinsuring Company, directly or indirectly, to reinsurance companies that are owned by automobile dealers that originally produced the credit life insurance policies (the "Retained Business").

     (b) Ceding Company shall not, without the prior written consent of the Reinsuring Company, amend the Assignment Agreement or the COMBINED/Life Re Agreement.

2.   REINSURANCE PREMIUMS AND RECOVERIES.

     (a) The reinsurance premium to be paid by Ceding Company to Reinsuring Company shall be an amount equal to the Reinsuring Company's coinsurance percentage of the premium, net of premium refunds, paid or payable by the policyholders for Policy Liabilities ceded hereunder.

     (b) Ceding Company shall deduct from the reinsurance premium (i) a ceding allowance equal to 8% of the premium, net of refunds, and (ii) claims paid, agent and other commissions and fees paid or payable, state and local premium taxes and assessments paid or payable, retrospective rating adjustments paid and amounts due from agents and other federal, state and local taxes and other impositions assessed based on the premiums associated with the premiums paid on the business reinsured under this Agreement.

     (c) The Reinsuring Company shall pay to the Ceding Company a quarterly experience refund determined in accordance with the formula set forth in Exhibit B attached hereto.

3.   CLAIM ADMINISTRATION.

     Ceding Company shall investigate and pay, settle or defend all policy claims, and the decision of the Ceding Company shall be final. The Reinsuring Company shall reimburse Ceding Company for all payments made by Ceding Company arising from claims or for other Policy Liabilities, whether under policy or contract terms and conditions, by way of compromise, or pursuant to a judgment or other award.

     If litigation is threatened or instituted against Ceding Company in respect to a claim, Ceding Company shall immediately provide Reinsuring Company with a summary of all pertinent aspects of the litigation and claim and, if requested by Reinsuring Company, Ceding Company will consult with Reinsuring Company regarding the defense or response to such litigation or threat, and the parties will mutually agree to actions taken or settlements proposed with respect to that litigation.

     Reinsuring Company will pay its share of any extracontractual or punitive damages assessed against Ceding Company for any policy reinsured under this Agreement if the policies and procedures established by Ceding Company and Reinsuring Company pertaining to the claims administration and litigation are substantially complied with by Ceding Company. Reinsuring Company also will reimburse Ceding Company for Reinsuring Company's share of reasonable legal fees incurred in defense of extracontractual or punitive damages.


4.   REPORTING AND REMITTANCE.

     (a) Within 30 days of the end of each calendar month which occurs during the period from the Effective Date until all liabilities and obligations reinsured hereunder have expired, Ceding Company shall provide to Reinsuring Company reinsurance reports substantially in the format of Exhibit
C.  Ceding Company will provide to Reinsuring Company similar reports within


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45 days of the end of each calendar month with respect to the reinsurance companies that are owned by automobile dealers and to which Reinsuring Company directly or indirectly retrocedes Policy Liabilities. The total amount shown by the reinsurance reports as due to the Reinsuring Company or to the Ceding Company shall be paid by the other party within 45 days of the end of each calendar month.

     (b) Within 30 days after the end of each calendar quarter, any part of which occurs during the period from the Effective Date until all liabilities and obligations under the policies under the Agreement have expired, Ceding Company shall provide to Reinsuring Company data and other information with respect to this Agreement and the reinsurance thereof or information Ceding Company is required to furnish under the Administration Agreement among Ceding Company, Reinsuring Company and Resource Financial Corporation (the "Administration Agreement"):

     (i) sufficient in substance to account fully for any Reinsuring Company liabilities and obligations under this Agreement;
     (ii) sufficient in form to permit its inclusion in Reinsuring Company's statutory quarterly and annual statements;
     (iii) sufficient in form to permit its inclusion in Reinsuring Company's quarterly and annual tax returns.
     (iv) sufficient for the accounting and reporting of the reinsurance companies that are owned by automobile dealers.

     (c) Each party agrees to provide the other with any information regarding the Administration Agreement or this Agreement reasonably requested or required for any filing with any governmental agency.


5.   AUDIT.

     (a) Each party hereto covenants and agrees that the other party shall have the right to audit the books and records of the other relating to the business transacted hereunder upon at least two business days prior written notice, which audit is to be conducted during regular business hours at the business location of the audited party or such location as the audited party shall reasonably designate. Such audit may be conducted by the auditing party alone or together with its representatives, accountants or actuaries, at the option of the auditing party. The auditing party shall bear the cost of the audit.

     (b) In the event of any audit under this Section, the party being audited shall extend its full and complete cooperation to the auditing party. The audited party shall make reasonable office facilities available to the auditing party.

6.   INSOLVENCY.

     In the event of the insolvency of Ceding Company, this reinsurance shall be payable directly to Ceding Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of Ceding Company under the policies under this Agreement without diminution because of the insolvency or because the liquidator, receiver or conservator or statutory successor of Ceding Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor shall give prompt written notice to Reinsuring Company of the pendency or submission of a claim against Ceding Company, indicating the Reinsured Policy to which the claim relates. During the pendency of such claim, Reinsuring Company may investigate such claim and interpose, at its own expense, in the proceedings where such claim is to be adjudicated, any defense or defenses that it may deem available to Ceding Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by

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Reinsuring Company shall be charged, subject to approval of the Court, against
Ceding Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may be accrued to Ceding Company solely as the result of the defense undertaken by Reinsuring Company.

7.   NOTICES.

     Any notice, demand, report, statement or other communication provided for or appropriate under this Agreement ("Notice") shall be in writing addressed to the party for whom it is intended as set forth below:

          If to Reinsuring Company:

               Life Reassurance Corporation of America
               969 High Ridge Road
               Stamford, Connecticut  06905
               Attention:  President
               Telecopy: (203) 321-3232

          If to Ceding Company:

               American Combined Life Insurance Company
               2550 Golf Road
               Rolling Meadows, Illinois  60008
               Attention:  President
               Telecopy:  (847) 427-6580


Any Notice shall be addressed as set forth above to the party for whom it is intended and shall be deemed delivered (i) when received, if sent by regular United States mail, electronic facsimile transmission or personal delivery; or
(ii) when sent if sent postage paid: (a) by United States certified mail, return receipt requested; (b) Federal Express; (c) U.P.S. overnight; or (d) other nationally recognized express carrier which provides proof of delivery. Any party may change its address for purposes of receipt of any Notice by giving ten (10) day's notice of such change to the other parties in the manner above prescribed.

8.   GOVERNING LAW.

     This Agreement shall be deemed to have been made under and shall be governed by the laws and decisions of the State of Illinois and the courts thereof (without regard to principles of conflict of laws thereof) in all respects, including matters of construction, validity, and performance.

9.   ASSIGNMENT.

     This Agreement shall be binding on all successors and permitted assigns of the parties hereto. Reinsuring Company may assign all or a portion of its duties and/or rights under this Agreement; provided, however, that Reinsuring Company must remain directly obligated to the reinsurance companies that are owned by automobile dealers to which Reinsuring Company retrocedes business.

10.  ENTIRE UNDERSTANDING.

     This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. No other oral or written agreements or contracts relating to the transactions contemplated hereby currently exist or are contemplated hereunder. No amendment, modification, or alteration of the terms hereof shall be binding unless the same be in writing




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duly executed and delivered on behalf of all parties hereto by their respective officers thereunto duly authorized.


11.  NO THIRD PARTY RIGHTS.

     The Reinsuring Company's reinsurance of the Policy Liabilities is intended for the sole benefit of the parties to this Agreement and shall not create any right on the part of any policyholder, insured, claimant or beneficiary against the Reinsuring Company or any legal relation between such policyholders, insureds, claimants or beneficiaries and Reinsuring Company.


12.  INVALIDITY.

     The invalidity or unenforceability of any provision or portion hereof shall not affect the validity or enforceability of the other provisions or portions hereof.

13.  BINDING EFFECT.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers, in a number of counterparts, each of which may be taken as an original, as of the day and year first above written.


                                   AMERICAN COMBINED LIFE
                                   INSURANCE COMPANY


                                   s/
                                   Ronald D. Markovits
                                   Vice President

                                   LIFE REASSURANCE CORPORATION
                                   OF AMERICA


                                   s/
                                   W. Weldon Wilson
                                   Executive Vice President
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                             EXHIBIT A


                    COMBINED/Life Re AGREEMENT

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                            EXHIBIT B
                    EXPERIENCE REFUND FORMULA
                           Credit Life

Retained Business Experience Refund:
At the end of each quarter, an experience refund shall be calculated with respect to the Retained Business where all amounts represent inception to date activity with respect to the business reinsured hereunder:

Experience Refund at the end of Period =
     + Earned Premium using the Rule of 78s
     - Earned Commissions
     - Administrative Fee equal to 8% of Earned Premium
     - Reinsurer Fee equal to 5% of Earned Premium (with a maximum of 5% of premium written prior to July 1, 2001)
     - Earned Premium Taxes
     - Incurred Claims
     + Investment Income less investment expenses on segregated assets supporting reserves
      - Reinsuring Company's Expense and Profit Charge Equal to 0.75% of Earned Premium

If the Experience Refund times the Ceding Company Share of Retained Business (as defined below) at the end of the quarter is greater than the sum of all amounts previously paid as Experience Refunds, such excess shall be paid to Ceding Company, otherwise, no amounts are currently payable.

Dealer Business Experience Refund:

At the end of each quarter, an experience refund shall be calculated with respect to the Dealer Business where all amounts represent inception to date activity with respect to the business reinsured hereunder:

Dealer Business Experience Refund at the end of Period =
     + Reinsurance Fees on premiums ceded to Dealer Companies
     + Written premium
     - Written premium ceded to Dealer Companies
     - Administrative Fee equal to 8% of Premium ceded to Dealer Companies
     - Special Fee equal to 5% (6.5% for business written under the Columbia cession) of Premium ceded to Dealer Companies (with a maximum of 5% (6.5% for Columbia) of premium written prior to July 1, 2001)
     - Earned commissions
     + Commissions on premium ceded to Dealer Companies
     - Earned premium tax
     + Premium tax on premium ceded to Dealer Companies
     - Incurred claims
     + Incurred claims on business ceded to Dealer Companies
     + Investment Income less investment expenses on segregated assets supporting reserves
     - Reinsuring Company's Expense and Profit Charge Equal to 0.75% of Earned Premium
     - All losses as a result of a default or dispute with Dealer Companies

If the Experience Refund times the Ceding Company Share of Dealer Business (as defined below) at the end of the quarter is greater than the sum of all amounts previously paid as Dealer Business Experience Refunds, such excess shall be paid to Ceding Company, otherwise, no amounts are currently payable.

For purposes of this Exhibit, the following terms are defined:

       Ceding Company Share of Retained Business: 72.22%
       Ceding Company Share of Dealer Business:   10.00%
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                            EXHIBIT C


               REINSURANCE CESSION STATEMENT FORMAT